EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF 57¢ PER SHARE AND

DECLARES DIVIDEND OF 23¢ PER SHARE

SOUTHPORT, CONNECTICUT, August 2, 2017--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2017 the Company reported net sales of $131.9 million and diluted earnings of 57¢ per share, compared with net sales of $167.9 million and diluted earnings of $1.22 per share in the second quarter of 2016.

For the six months ended July 1, 2017, net sales were $299.2 million and diluted earnings were $1.79 per share. For the corresponding period in 2016, net sales were $341.1 million and diluted earnings were $2.44 per share.

The Company also announced today that its Board of Directors declared a dividend of 23¢ per share for the second quarter for stockholders of record as of August 15, 2017, payable on August 31, 2017. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy made the following observations related to the Company’s 2017 second quarter performance:

•	In the second quarter of 2017, net sales decreased 22% and earnings per share decreased 53% from the second quarter of 2016. The decrease in earnings is attributable to the sales decline, the unfavorable de-leveraging of fixed manufacturing costs due to the decline in production volumes, and the $2.5 million expense related to the recall of Mark IV pistols.

•	EBITDA was $25.0 million, or 19% of sales, in the second quarter of 2017, a decrease of 44% from $45.1 million, or 27% of sales, in the comparable prior year period.

•	Sales of new products, including the Mark IV pistols, the LCP II pistol, and the Precision Rifle, represented $84.9 million or 29% of firearm sales in the first half of 2017. New product sales include only major new products that were introduced in the past two years.

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 13% in the first half of 2017 from the comparable prior year period. For the same period, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) decreased 7%.

The decrease in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to:

▪	Decreased overall consumer demand in 2017 due to stronger-than-normal demand during most of 2016, likely bolstered by the political campaigns for the November 2016 elections,
▪	Reduced purchasing by retailers in an effort to reduce their inventories and generate cash as they head into the typically slower summer season, and
▪	Aggressive price discounting and lucrative consumer rebates offered by many of our competitors.

•	Cash generated from operations during the first half of 2017 was $39.9 million. At July 1, 2017, our cash totaled $44.0 million. Our current ratio is 2.7 to 1 and we have no debt.

•	In the first half of 2017, capital expenditures totaled $10.9 million. We expect our 2017 capital expenditures to total approximately $35 million.

•	In June, the Company discovered that Mark IV pistols manufactured prior to June 1, 2017 have the potential to discharge unintentionally if the safety is not utilized correctly. Although only a small percentage of Mark IV pistols appear to be affected and the Company is not aware of any injuries, the Company recalled all Mark IV pistols and recorded a $2.5 million expense in the second quarter, which is the expected total cost of the recall.

•	In the first half of 2017, the Company returned $69.8 million to its shareholders through:

▪	the payment of $16.3 million of dividends, and
▪	the repurchase of 1,074,300 shares of common stock in the open market at an average price of $49.73 per share, for a total of $53.5 million.

•	At July 1, 2017, stockholders’ equity was $227.6 million, which equates to a book value of $12.89 per share, of which $2.49 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, August 3, 2017, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 54792107.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 1, 2017	December 31, 2016

Assets

Current Assets
Cash	$43,954	$87,126
Trade receivables, net	55,562	69,442

Gross inventories	98,865	99,417
Less LIFO reserve	(44,021)	(42,542)
Less excess and obsolescence reserve	(2,603)	(2,340)
Net inventories	52,241	54,535

Prepaid expenses and other current assets	2,433	3,660
Total Current Assets	154,190	214,763

Property, plant and equipment	342,319	331,639
Less allowances for depreciation	(245,717)	(227,398)
Net property, plant and equipment	96,602	104,241

Deferred income taxes	—	334
Other assets	33,299	27,541
Total Assets	$284,091	$346,879

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	July 1, 2017	December 31, 2016

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$34,595	$48,493
Product liability	1,436	1,733
Employee compensation and benefits	15,059	25,467
Workers’ compensation	4,940	5,200
Income taxes payable	333	—
Total Current Liabilities	56,363	80,893

Product liability	78	86
Deferred income taxes	94	—

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2017 – 24,091,834 issued, 17,671,859 outstanding 2016 – 24,034,201 issued, 18,688,511 outstanding	24,092	24,034
Additional paid-in capital	26,314	27,211
Retained earnings	309,364	293,400
Less: Treasury stock – at cost 2017 – 6,419,975 shares 2016 – 5,345,690 shares	(132,214)	(78,745)
Total Stockholders’ Equity	227,556	265,900
Total Liabilities and Stockholders’ Equity	$284,091	$346,879

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Net firearms sales	$130,510	$166,311	$296,876	$337,831
Net castings sales	1,344	1,633	2,334	3,222
Total net sales	131,854	167,944	299,210	341,053

Cost of products sold	96,908	111,250	208,511	225,246

Gross profit	34,946	56,694	90,699	115,807

Operating expenses:
Selling	12,505	12,808	26,044	27,882
General and administrative	7,145	7,402	15,488	15,241
Total operating expenses	19,650	20,210	41,532	43,123

Operating income	15,296	36,484	49,167	72,684

Other income:
Interest expense, net	(32)	(35)	(66)	(70)
Other income, net	426	293	780	499
Total other income, net	394	258	714	429

Income before income taxes	15,690	36,742	49,881	73,113

Income taxes	5,491	13,227	17,458	26,321

Net income and comprehensive income	$10,199	$23,515	$32,423	$46,792

Basic earnings per share	$0.58	$1.24	$1.81	$2.47

Diluted earnings per share	$0.57	$1.22	$1.79	$2.44

Cash dividends per share	$0.48	$0.48	$0.92	$0.83

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	July 1, 2017	July 2, 2016
Operating Activities
Net income	$32,423	$46,792
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,653	16,690
Slow moving inventory valuation adjustment	321	452
Stock-based compensation	1,643	1,373
Loss on sale of assets	31	1
Deferred income taxes	428	1,413
Impairment of assets	—	(10)
Changes in operating assets and liabilities:
Trade receivables	13,880	6,743
Inventories	1,973	(2,136)
Trade accounts payable and accrued expenses	(14,158)	6,877
Employee compensation and benefits	(10,612)	(5,482)
Product liability	(305)	289
Prepaid expenses, other assets and other liabilities	(4,704)	(2,134)
Income taxes payable and prepaid income taxes	333	(4,777)
Cash provided by operating activities	39,906	66,091

Investing Activities
Property, plant and equipment additions	(10,875)	(11,334)
Proceeds from sale of assets	3	3
Cash used for investing activities	(10,872)	(11,331)

Financing Activities
Tax benefit from exercise of stock options and vesting of RSU’s	—	8,825
Remittance of taxes withheld from employees related to share-based compensation	(2,482)	(14,001)
Repurchase of common stock	(53,469)	—
Dividends paid	(16,255)	(15,740)
Cash used for financing activities	(72,206)	(20,916)

(Decrease) Increase in cash and cash equivalents	(43,172)	33,844

Cash and cash equivalents at beginning of period	87,126	69,225

Cash and cash equivalents at end of period	$43,954	$103,069

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Net income	$10,199	$23,515	$32,423	$46,792

Income tax expense	5,491	13,227	17,458	26,321
Depreciation and amortization expense	9,326	8,346	18,653	16,690
Interest expense, net	32	35	66	70
EBITDA	$25,048	$45,123	$68,600	$89,873